SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             CapStar Hotel Company
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                   140918103
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The total number of shares reported herein is 251,073, which constitutes approximately 1.0% of the total number of shares outstanding. All ownership percentages set forth herein assume that there are 24,865,002 shares outstanding.

1.   Name of Reporting Person:

     Acadia Partners, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: 53,068 (1)(2)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 53,068 (1)(2)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     53,068 (2)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): 0.2%


12.  Type of Reporting Person: PN

--------------

(1)  Power is exercised by its sole general partner, Acadia FW Partners, L.P.

(2) Solely in its capacity as the sole stockholder of Cherwell Investors, Inc.

1.   Name of Reporting Person:

     Acadia FW Partners, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: 53,068 (1)(2)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 53,068 (1)(2)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     53,068 (2)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): 0.2%


12.  Type of Reporting Person: PN

--------------

(1)  Power is exercised by its managing general partner, Acadia MGP, Inc.

(2) Solely in its capacity as the managing general partner of Acadia Partners, L.P., the sole stockholder of Cherwell Investors, Inc.

1.   Name of Reporting Person:

     Acadia MGP, Inc.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas


               5.   Sole Voting Power: 53,068 (1)(2)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 53,068 (1)(2)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     53,068 (2)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): 0.2%


12.  Type of Reporting Person: CO

--------------

(1)  Power is exercised by its president and sole shareholder, J. Taylor
     Crandall.

(2) Solely in its capacity as the managing general partner of Acadia FW Partners, L.P., the managing general partner of Acadia Partners, L.P., the sole stockholder of Cherwell Investors, Inc.

1.   Name of Reporting Person:

     Cherwell Investors, Inc.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: 53,068 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 53,068 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     53,068

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): 0.2%


12.  Type of Reporting Person: CO

--------------

(1)  Power is exercised by its sole stockholder, Acadia Partners, L.P.

1.   Name of Reporting Person:

     FWHY Coinvestments VIII Partners, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas


               5.   Sole Voting Power: -0-
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: -0-
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     -0-

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): -0-


12.  Type of Reporting Person: PN

--------------

1.   Name of Reporting Person:

     Group 31, Inc.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas


               5.   Sole Voting Power: 4,067 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 4,067 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     4,067

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): less than 0.1%


12.  Type of Reporting Person: CO

--------------

(1)  Power is exercised by its president and sole shareholder, J. Taylor
     Crandall.

1.   Name of Reporting Person:

     MC Investment Corporation

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: 39 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 39 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     39

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): < 0.1%


12.  Type of Reporting Person: CO

--------------

(1)  Power is exercised by its sole stockholder, Penobscot Partners, L.P.

1.   Name of Reporting Person:

     Penobscot Partners, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: 75,299 (1)(2)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 75,299 (1)(2)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     75,299 (2)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): 0.3%


12.  Type of Reporting Person: PN

--------------

(1) Power is exercised by its sole general partner, PTJ Merchant Banking Partners, L.P.

(2) Solely in its capacity as the sole stockholder of MC Investment Corporation with respect to 39 shares of Stock.

1.   Name of Reporting Person:

     PTJ Merchant Banking Partners, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: 175,299 (1)(2)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 175,299 (1)(2)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     175,299 (2)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): 0.7%


12.  Type of Reporting Person: PN

--------------

(1)  Power is exercised by its managing general partner, PTJ, Inc.

(2) Solely in its capacity as the sole general partner of Penobscot Partners, L.P. with respect to 75,260 shares.

1.   Name of Reporting Person:

     PTJ, Inc.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: 175,299 (1)(2)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 175,299 (1)(2)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     175,299 (2)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): 0.7%


12.  Type of Reporting Person: CO

--------------

(1)  Power is exercised by its president and sole stockholder, J. Taylor
     Crandall.

(2) Solely in its capacity as the managing general partner of PTJ Merchant Banking Partners, L.P.

1.   Name of Reporting Person:

     J. Taylor Crandall

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: USA


               5.   Sole Voting Power: 238,941 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 238,941 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     238,941 (1)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): 1.0%


12.  Type of Reporting Person: IN

--------------

(1) Solely in his capacity as (i) president and sole shareholder of Acadia MGP, Inc. with respect to 53,068 shares of Stock, (ii) president and sole shareholder of Group 31, Inc. with respect to 4,067 shares of Stock, and (iii) president and sole stockholder of PTJ, Inc. with respect to 175,299 shares of Stock.

1.   Name of Reporting Person:

     OHP EquiStar Partners, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: -0-
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: -0-
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     -0-

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): -0-


12.  Type of Reporting Person: PN

--------------

1.   Name of Reporting Person:

     OHP EquiStar Partners II, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: -0-
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: -0-
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     -0-

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): -0-


12.  Type of Reporting Person: PN

--------------

1.   Name of Reporting Person:

     Oak Hill Partners, Inc.

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) / /

                                                        (b) /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization: Delaware


               5.   Sole Voting Power: 12,132
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 12,132
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     12,132

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            / /


11.  Percent of Class Represented by Amount in Row (9): less than 0.1%


12.  Type of Reporting Person: CO

--------------

     Pursuant to Rule 13d-2(e) of Regulation 13D-G of the General Rules and Regulations under the Act, the undersigned amend their Schedule 13G Statement dated February 14, 1997 (the "Schedule 13G"), relating to the common stock, par value $.01 per share, of CapStar Hotel Company (the "Issuer"). Unless otherwise indicated, all defined terms used herein shall have the same meanings ascribed to them in the Schedule 13G.

Item 4.   Ownership.

     Item 4 is amended and restated in its entirety, as follows:

     (a) - (b)

     Acadia

     Because of its position as the sole stockholder of Cherwell, Acadia may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 53,068 shares of the Stock, which constitutes approximately 0.2% of the outstanding shares of the Stock.

     Acadia FW

     Because of its position as the sole general partner of Acadia, Acadia FW may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 53,068 shares of the Stock, which constitutes approximately 0.2% of the outstanding shares of the Stock.

     Acadia MGP

     Because of its position as the managing general partner of Acadia FW, Acadia MGP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 53,068 shares of the Stock, which constitutes approximately 0.2% of the outstanding shares of the Stock.

     Cherwell

     Cherwell beneficially owns 53,068 shares of the Stock, which constitutes approximately 0.2% of the outstanding shares of the Stock.

     Group

     Group beneficially owns 4,067 shares of the Stock, which constitutes less than 0.1% of the outstanding shares of the Stock.

     MCI

     MCI owns beneficially 39 shares of the Stock, which constitutes less than 0.1% of the outstanding shares of the Stock.

     Penobscot

     Because of its position as the sole stockholder of MCI, and because of its direct ownership of 75,260 shares of the Stock, Penobscot may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 75,299 shares of the Stock, which constitutes approximately 0.3% of the outstanding shares of the Stock.

     PTJ Merchant

     Because of its position as the sole general partner of Penobscot, and because of its direct ownership of 100,000 shares of the Stock, PTJ Merchant may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 175,299 shares of the Stock, which constitutes approximately 0.7% of the outstanding shares of the Stock.

     PTJ

     Because of its position as the managing general partner of PTJ Merchant, PTJ may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 175,299 shares of the Stock, which constitutes approximately 0.7% of the outstanding shares of the Stock.

     Crandall

     Because of his position as the President of each of Acadia MGP, Group and PTJ, and because of his direct ownership of 6,507 shares of the Stock, Crandall may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of an aggregate of 238,941 shares of the Stock, which constitutes approximately 1.0% of the outstanding shares of the Stock.

     Oak Hill

     Oak Hill beneficially owns 12,132 shares of the Stock, which constitutes less than 0.1% of the outstanding shares of the Stock.

     Neither FWHY, OHP, nor OHP II own any shares of the Stock.

     (c)

     Acadia

     In its capacity as the sole stockholder of Cherwell, Acadia has the sole power to vote or to direct the vote and to dispose or to direct the disposition of an aggregate of 53,068 shares of the Stock.

     Acadia FW

     In its capacity as the sole general partner of Acadia, and acting through its managing general partner, Acadia FW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 53,068 shares of the Stock.

     Acadia MGP

     In its capacity as the managing general partner of Acadia FW, and acting through its president and sole shareholder, Acadia MGP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 53,068 shares of the Stock.

     Cherwell

     Acting through its sole stockholder, Cherwell has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 53,068 shares of the Stock.

     Group

     Group has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,067 shares of the Stock.

     MCI

     Acting through its sole stockholder, MCI has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 39 shares of the Stock.

     Penobscot

     Acting through its sole general partner, and in its capacity as the sole stockholder of MCI with respect to 39 shares of Stock, Penobscot has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 175,299 shares of the Stock.

     PTJ Merchant

     In its capacity as the sole general partner of Penobscot, and acting through its managing general partner, PTJ Merchant has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 175,299 shares of the Stock.

     PTJ

     In its capacity as the managing general partner of PTJ Merchant, and acting through its president and sole stockholder, PTJ has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 175,299 shares of the Stock.

     Crandall

     In his capacity as the president and sole shareholder of Acadia MGP, Crandall has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 53,068 shares of the Stock. In his capacity as the president and sole shareholder of Group, Crandall has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,067 shares of the Stock. In his capacity as the president and sole stockholder of PTJ, Crandall has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 175,299 shares of the Stock. In his individual capacity, Crandall has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,507 shares of the Stock.

     Oak Hill

     Oak Hill has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 12,132 shares of the Stock.

Item 5.   Ownership of Five Percent or Less of a Class.

     Item 5 is hereby amended and restated in its entirety as follows:

     The Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the outstanding shares of the Stock.

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

     DATED:     February   , 1998



                              ACADIA PARTNERS, L.P.

                              By:  ACADIA FW PARTNERS, L.P.,
                                   General Partner

                                   By:  ACADIA MGP, INC.,
                                        Managing General Partner


                                        By: /s/ W. R. Cotham
                                             W. R. Cotham,
                                             Vice President


                              ACADIA FW PARTNERS, L.P.

                              By:  ACADIA MGP, INC.,
                                   Managing General Partner


                                   By: /s/ W. R. Cotham
                                        W. R. Cotham,
                                        Vice President


                              FWHY COINVESTMENTS VIII PARTNERS, L.P.

                              By:  GROUP 31, INC.,
                                   General Partner


                                   By: /s/ W. R. Cotham
                                        W. R. Cotham,
                                        Vice President


                              PENOBSCOT PARTNERS, L.P.

                              By:  PTJ MERCHANT BANKING PARTNERS, L.P.,
                                   General Partner

                                   By:  PTJ, INC.,
                                        Managing General Partner


                                        By: /s/ W. R. Cotham
                                             W. R. Cotham,
                                             Vice President

                              PTJ MERCHANT BANKING PARTNERS, L.P.

                              By:  PTJ, INC.,
                                   Managing General Partner


                                   By: /s/ W. R. Cotham
                                        W. R. Cotham,
                                        Vice President

                              /s/ W. R. Cotham
                              W. R. Cotham

                              As Attorney-in-Fact for each of Robert M. Bass and J. Taylor Crandall (1)


                              /s/ W. R. Cotham
                              W. R. Cotham

                              As Vice President of each of Acadia MGP, Inc., Cherwell Investors, Inc., Group 31, Inc., MC Investment Corporation and PTJ, Inc.



(1) Powers of Attorney authorizing W. R. Cotham to act on behalf of each of Robert M. Bass and J. Taylor Crandall have previously been filed with the Securities and Exchange Commission.